FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fourth Fiscal Quarter of 2012 Distribution of $0.32 Per Share and Announces Third Fiscal Quarter Ended June 30, 2012 Financial Results

CHICAGO, IL, August 6, 2012 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the third fiscal quarter ended June 30, 2012.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	June 30, 2012	March 31, 2012
Investment portfolio	$636,632	$613,797
Total assets	$711,522	$719,279
NAV per share	$14.58	$14.69

	Quarter Ended
	June 30, 2012	March 31, 2012
Investment income	$14,811	$14,352
Net investment income	$6,678	$7,065
Net (loss) gain on investments and derivative instruments	$(1,285)	$4,366
Net increase in net assets resulting from operations	$5,393	$11,431

Net investment income per share	$0.26	$0.29
Net (loss) gain on investments and derivative instruments per share	$(0.05)	$0.19
Net earnings per share	$0.21	$0.48

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Third Fiscal Quarter 2012 Highlights

•	Net investment income for the quarter ended June 30, 2012 was $6.7 million, or $0.26 per share, as compared to $7.1 million, or $0.29 per share, for the quarter ended March 31, 2012;
•	Net (loss) gain on investments and derivative instruments for the quarter ended June 30, 2012 was $(1.3) million, or $(0.05) per share, as compared to $4.4 million, or $0.19 per share, for the quarter ended March 31, 2012;
•	Net increase in net assets resulting from operations for the quarter ended June 30, 2012 was $5.4 million, or $0.21 per share, as compared to $11.4 million, or $0.48 per share, for the quarter ended March 31, 2012;
•	Our board of directors declared a quarterly distribution on August 2, 2012 of $0.32 per share, payable on September 27, 2012 to stockholders of record as of September 13, 2012; and
•	On April 11, 2012, we terminated the total return swap (“TRS”) that we had entered into with Citibank, N.A. (“Citibank”). Realized gains on the TRS for the three months ended June 30, 2012 were $2.2 million, which consisted of spread interest income of $1.0 million and a realized gain of $1.2 million on the referenced loans of the TRS. Upon termination, cash collateral of $19.9 million that had secured the obligations to Citibank under the TRS was returned to the Company and is being used to fund new middle-market debt and equity investments.

Portfolio and Investment Activities

At June 30, 2012, the Company had investments in 116 portfolio companies with a total fair value of $636.6 million. The investments in these portfolio companies consisted of $258.8 million of senior secured loans, $236.8 million of one stop loans, $48.4 million of second lien loans, $74.6 million of subordinated debt and $18.0 million of equity investments. The Company also had derivative instruments with a total fair value of $0.1 million. This compares to the Company’s portfolio as of March 31, 2012, at which the Company had investments in 109 portfolio companies with a total fair value of $613.8 million. The investments in these portfolio companies consisted of $225.9 million of senior secured loans, $251.1 million of one stop loans, $45.7 million of second lien loans, $73.3 million of subordinated debt and $17.8 million of equity investments. The Company also had derivative instruments with a total fair value of $1.8 million as of March 31, 2012.

For the quarter ended June 30, 2012, the Company originated $25.6 million in new middle-market investment commitments and $26.8 million in broadly syndicated loans held for short term investment purposes. Approximately 10% of the new middle-market investment commitments were one stop loans, 6% were subordinated debt/second lien investments, 83% were senior secured loans and 1% were equity securities. Sales and repayments on investments for the same period totaled $34.1 million.

For the quarter ended June 30, 2012, the weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) and the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) on the fair value of earning investments in the Company’s portfolio was 10.0% and 9.3%, respectively.

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Consolidated Results of Operations

Total investment income for the three months ended June 30, 2012 and March 31, 2012 was $14.8 million and $14.4 million, respectively. This $0.4 million increase was primarily attributable to higher average invested assets during the three months ended June 30, 2012.

Total expenses for the three months ended June 30, 2012 and March 31, 2012 were $8.1 million and $7.3 million, respectively. This $0.8 million increase was primarily due to an increase in interest expense as a result of higher average debt outstanding and a higher effective yield, increased incentive fees due to higher net investment income and increased management fees due to higher average assets.

During the three months ended June 30, 2012 and March 31, 2012, the Company had $1.2 million and $(2.1) million of net realized gains (losses) on investments and derivative instruments, respectively. The realized gain for the quarter ended June 30, 2012 was primarily related to gains on the quarterly settlement of the TRS, partially offset by losses on the ten-year U.S. Treasury futures contracts. During the three months ended June 30, 2012 and March 31, 2012, the Company recorded net unrealized (depreciation) appreciation on investments and derivative instruments of $(2.4) million and $6.5 million, respectively. Unrealized depreciation on derivative instruments during the three months ended June 30, 2012 was due to the reversal of unrealized gains upon termination of the TRS as well as a decrease in the ten-year U.S. Treasury rate resulting in depreciation on the Company’s ten-year U.S. Treasury futures contracts. Unrealized depreciation on investments was primarily a result of a write-down on one new non-earning asset.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitization, Small Business Administration (“SBA”) debentures, revolving credit facility and cash flow from operations. The Company’s primary use of funds from operations includes investment in portfolio companies and payments of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitization, SBA debentures, revolving credit facility, proceeds from its investment portfolio and proceeds from public offerings of its securities to finance its investment objectives.

As of June 30, 2012, the Company had cash and cash equivalents of $18.1 million, restricted cash of $45.1 million and $329.8 million of total debt outstanding. As of June 30, 2012, the Company had $42.7 million available for additional borrowings on its revolving credit facility, subject to leverage and borrowing base restrictions.

On February 2, 2012, we received a “Green Light” letter from the SBA allowing us to proceed with an application for a second SBIC license and we submitted such an application to the SBA on April 19, 2012.  On May 18, 2012, we received an “Acceptance Letter” from the SBA notifying us that the application had been accepted by the SBA for further processing. The application process is anticipated to take six to twelve months.  If approved, the additional license will provide us with an incremental source of attractive long-term capital.

On July 26, 2012, GC SBIC IV, L.P. received a $20 million debenture capital commitment from the SBA. The commitment may be drawn upon subject to customary SBA procedures.

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On August 6, 2012, we announced an At the Market (“ATM”) program to sell up to $50 million of shares of our common stock over a one year time period. An ATM offering is a registered offering by a publicly traded issuer of its listed equity securities selling shares directly into the market at market prices. We engaged Wells Fargo Securities and UBS Investment Bank as our placement agents under the ATM program. ATM programs are more cost-effective than traditional follow-on offerings and enable us to obtain “just-in-time” capital, which will reduce potential drag from undeployed capital.

On August 2, 2012, the Company’s board of directors declared a quarterly distribution of $0.32 per share payable on September 27, 2012 to holders of record as of September 13, 2012.

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Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on the following categories:

Risk Ratings Definition
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

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The following table shows the distribution of the Company’s investments on the 1 to 5 investment performance rating scale at fair value as of June 30, 2012 and March 31, 2012:

	June 30, 2012		March 31, 2012
Investment	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments %	(In thousands)(1)	Investments %
5	$138,479	21.7	$94,481	15.3
4	437,319	68.7	463,855	75.4
3	56,168	8.8	54,140	8.8
2	341	0.1	-	-
1	4,325	0.7%	2,801	0.50%
Total	$636,632	100.0	$615,277	100.0

(1) As of March 31, 2012, the TRS was included in the above table with an investment performance rating of 4. The fair value of the TRS as of March 31, 2012 was $1.5 million.

Conference Call

The Company will host an earnings conference call at 1:00 p.m. (Eastern Time) on Monday, August 6, 2012 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 272-9104 approximately 10-15 minutes prior to the call; international callers should dial (303) 223-2688. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Events and Presentations link on the homepage of our website (www.golubcapitalbdc.com) and scroll down to the Investor Presentations section to find the Quarter Ended 6.30.12 Investor Presentation. An archived replay of the call will be available shortly after the call until 3:00 p.m. (Eastern Time) on August 31, 2012. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21598929.

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	June 30, 2012	March 31, 2012
Assets	(unaudited)	(unaudited)
Investments, at fair value (cost of $635,252 amd $611,622, respectively)	$636,632	$613,797
Cash and cash equivalents	18,070	30,121
Restricted cash and cash equivalents	45,059	42,525
Interest receivable	3,893	3,716
Unrealized appreciation on derivative instruments	149	1,798
Cash collateral on deposit with custodian	1,287	20,809
Deferred financing costs	6,082	6,457
Receivable for investments sold	-	-
Other assets	350	56
Total Assets	$711,522	$719,279

Liabilities
Debt	$329,800	$331,700
Interest payable	2,269	1,310
Management and incentive fees payable	4,070	3,464
Payable for investments purchased	-	5,010
Accounts payable and accrued expenses	1,172	1,070
Total Liabilities	337,311	342,554

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2012 and
March 31, 2012	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 25,663,009 and 25,639,371 shares issued and outstanding as of June 30, 2012 and
March 31, 2012, respectively	26	26
Paid in capital in excess of par	376,292	375,994
Capital distributions in excess of net investment income	(3,660)	(2,133)
Net unrealized appreciation (depreciation) on investments and derivative instruments	4,197	6,640
Net realized (loss) gain on investments and derivative instruments	(2,644)	(3,802)
Total Net Assets	374,211	376,725
Total Liabilities and Total Net Assets	$711,522	$719,279

Number of common shares outstanding	25,663,009	25,639,371
Net asset value per common share	$14.58	$14.69

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
(In thousands, except share and per share data)
	Three months ended
	June 30, 2012	March 31, 2012
Investment income
Interest income	$14,811	$14,352
Dividend income	-	-

Total investment income	14,811	14,352

Expenses
Interest and other debt financing expenses	2,865	2,580
Base management fee	2,220	2,093
Incentive fee	1,917	1,434
Professional fees	538	559
Administrative service fee	489	455
General and administrative expenses	104	166

Total expenses	8,133	7,287

Net investment income	6,678	7,065

Net gain (loss) on investments
Net realized loss on investments	(70)	(2,817)
Net realized gain on derivative instruments	1,228	724
Net change in unrealized appreciation on investments	(795)	4,032
Net change in unrealized appreciation on derivative instruments	(1,648)	2,427

Net gain (loss) on investments	(1,285)	4,366

Net increase in net assets resulting from operations	$5,393	$11,431

Per Common Share Data
Basic and diluted earnings per common share	$0.21	$0.48
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	25,639,680	24,059,623

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ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $6 billion in capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one-loan financings, senior, second lien and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $250 million and offers hold positions up to $150 million per transaction. Golub Capital has been ranked a “Top 3” Traditional Middle Market Bookrunner every year from 2008 through the first quarter of 2012 by Thomson Reuters LPC for senior secured loans of up to $100 million for leveraged buyouts (based on number of deals completed). In 2012, Golub Capital was awarded the ACG New York Champion’s Award for “Senior Lender Firm of the Year.” Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm’s website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

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